 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 29, 2012 with respect to the balance sheets of Lightcollar Inc. as of March 31, 2012 and 2011, and the related statement of operations, changes in stockholders’ equity and cash flows for the year ended March 31, 2012, the period from March 22, 2011 (inception) to March 31, 2011, and for the period from March 22, 2011 (inception) to March 31, 2012 which report is included into the Registration Statement (Post Effective Amendment No. 1 to FORM S-1, Amendment No. 4) under the Securities Act of 1933 dated on or about July 12, 2012. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington

July 12, 2012